Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Terrence Bowshier

VP - Director of Investor Relations

(614) 464-5078

State Auto Financial Updates Impact of Storm Activity

Columbus, Ohio (June 21, 2006) – State Auto Financial Corporation (NASDAQ: STFC) today announced that it is increasing its estimates of losses due to second quarter 2006 catastrophic storm activity. The company now expects that second quarter operating results, scheduled to be released on July 27, 2006, will include between $45 and $51 million in pre-tax catastrophe losses related to storm activity. This information updates the preliminary estimates reported by the company on April 20, 2006 of between $22 and $28 million in pre-tax losses for catastrophic storm activity occurring in the first two weeks of April.

STFC Chairman, President and CEO Bob Restrepo stated, “Unfortunately the estimated cost of the three storms that hit the Midwest in the first two weeks of April has developed significantly since our initial reporting. These severe windstorms all had hail associated with them and therefore tend to take longer to settle and make it more difficult to quickly assess an ultimate loss. While May and June were nearly catastrophe free, STFC’s second quarter 2006 catastrophe losses will be higher than usual. In comparison, the second quarter in 2005 had a relatively low $3.2 million of catastrophe losses.”

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a property and casualty insurance holding company. The company markets its personal and commercial insurance products through more than 22,300 independent insurance agents associated with approximately 3,000 agencies in 27 states. The company has been named Forbes Magazine’s “Best Managed Insurance Company in America” for 2006 and is one of just 3% of publicly listed companies to earn the Mergent Dividend Achiever Award for having increased its dividends for ten or more years in succession. The State Auto Insurance Companies are rated A+ (Superior) by the A.M. Best Company. Additional information on the company can be found on its web page at www.STFC.com.

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Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial’s Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.